Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of New Rule 10b5-1 Plan By Executive Officer

Milwaukee, WI ─ September 10, 2014/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that William H. Reitman, Senior Vice President & Managing Director - Europe and Global Service, has adopted an individual stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Reitman informed the Company that he intends to sell a total of 67,212 shares of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2015 and August 2016. The purpose of the plan is to provide Mr. Reitman with the ability to exercise his options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that Mr. Reitman may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

David J. Rodgers
Senior Vice President and
Chief Financial Officer

/CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/